Exhibit 10.1

PURCHASE AGREEMENT

among

U.S. WELL SERVICES, INC.,

THE PURCHASERS PARTY HERETO

and

(Solely for the purposes of Section 5.01)

LNV CORPORATION and LPP MORTGAGE, INC.

i

SCHEDULE A – Schedule of Purchasers

EXHIBIT A – Form of Certificate of Designations for the Series B Preferred Stock

EXHIBIT B – Form of Registration Rights Agreement

ii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of March 31, 2020 (this “Agreement”), is entered into by and among U.S. Well Services, Inc., a Delaware corporation (“USWS”), each of the purchasers set forth on Schedule A hereto (the “Purchasers”), and, solely for the purposes of Section 5.01, LNV Corporation and LPP Mortgage, Inc. (collectively, the “Lenders”).

RECITALS:

WHEREAS, USWS desires to sell the Purchased Securities (as defined below) and the Purchasers desire to purchase from USWS the Purchased Securities, in accordance with the provisions of this Agreement;

WHEREAS, U.S. Well Services, LLC, a direct wholly-owned subsidiary of USWS Holdings (as defined below), a partially-owned subsidiary of USWS, has entered into the Term Loan Amendment (as defined below), providing for, among other things, the delivery of 1,050 shares of Series B Preferred Stock (as defined below) to the Lenders; and

WHEREAS, USWS has agreed to provide the Purchasers with certain registration rights with respect to the shares of Class A Common Stock underlying the Purchased Securities acquired pursuant hereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, USWS and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided however, that USWS and the Purchasers shall not be considered Affiliates for purposes of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Allocated Purchase Price” means with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading “Allocated Purchase Price” on Schedule A hereto.

“Basic Documents” means, collectively, this Agreement, the Certificate of Designations and the Registration Rights Agreement.

“Board” means the board of directors of USWS.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Certificate of Designations” shall have the meaning specified in Section 2.04(b)(iii).

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of USWS.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of USWS.

“Class F Common Stock” shall have the meaning specified in Section 3.02(a).

“CLMG Corp.” means CLMG Corp., a Texas corporation.

“Closing” shall have the meaning specified in Section 2.03(a).

“Closing Date” shall have the meaning specified in Section 2.03(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Conversion Shares” means the Class A Common Stock issuable upon conversion of the Series B Preferred Stock.

“Credit Facilities” shall have the meaning specified in Section 3.02(d).

“Crestview” means Crestview III USWS, L.P., a Delaware limited partnership, and Crestview III USWS TE, LLC, a Delaware limited liability company.

“Delaware LLC Act” shall have the meaning specified in Section 3.02(d).

“Delaware LP Act” shall have the meaning specified in Section 3.02(e).

“Delaware Corporations Act” means the General Corporation Law of the State of Delaware.

“Election Period” shall have the meaning specified in Section 5.01(b).

“Eligible Purchaser” shall have the meaning specified in Section 5.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Exempt Issuance” means any equity securities issued (i) in connection with any public offering pursuant to an effective registration statement under the Securities Act following which such securities are listed on the NASDAQ or any other national securities exchange, (ii) to any existing or prospective employee, advisor, consultant or director of USWS or any of its subsidiaries or upon the conversion or exercise of securities convertible into or containing options or rights to acquire equity securities pursuant to options or stock awards granted by the Board, including for the avoidance of doubt, any issuances pursuant to the USWS 2018 Stock Incentive Plan, in each case as incentive compensation for such employees, advisors, consultants or directors, (iii) as consideration to the seller for the acquisition of any Person by USWS or any of its subsidiaries by merger, amalgamation or purchase of substantially all of the assets or capital stock of such Person, (iv) in connection with any split, subdivision, dividend or distribution in respect of the Class A Common Stock, (v) to banks or similar financial institutions, equipment lessors or real property lessors pursuant to a debt financing, equipment leasing or real property leasing transaction in the ordinary course of business of USWS or any of its subsidiaries or any amendment to the definitive agreements related thereto, (vi) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board, (vii) upon the conversion, exercise or exchange of any convertible security in accordance with its terms, including the Series A Preferred Stock, Series B Preferred Stock and Warrants, (viii) in connection with any exchange of Class B Common Stock, and a corresponding number of LLC Units, for shares of Class A Common Stock pursuant to the USWS Holdings LLC Agreement, or (ix) to any Eligible Purchaser under the terms of Section 5.01.

“First Notice” shall have the meaning specified in Section 5.01(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to USWS means a Governmental Authority having jurisdiction over USWS, its Subsidiaries or any of their respective Properties.

“Indemnified Party” shall have the meaning specified in Section 6.03.

“Indemnifying Party” shall have the meaning specified in Section 6.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“LLC Units” shall have the meaning specified in Section 3.02(d).

“Material Adverse Effect” means a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of USWS, the validity of the Purchased Securities or the legal authority or ability of USWS to perform in all material respects its obligations under this Agreement.

“Matlin” means David J Matlin.

“NASDAQ” means the NASDAQ Capital Market.

“New Securities” means any preferred stock, Class A Common Stock, or security of USWS that is convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, Class A Common Stock.

“Outside Date” shall have the meaning specified in Section 7.01(c).

“Over-Allotment Amount” shall have the meaning specified in Section 5.01(b).

“Permitted Transfer” means a Transfer of all or any portion of Purchased Securities to any Affiliate, any limited partner of a Purchaser or any of its Affiliates, or any managed account, investment fund, or other vehicle that is managed or sponsored by the manager or sponsor of a Purchaser, but only if the transferee, to the extent such transferee becomes a direct holder of any Purchased Securities, agrees in writing prior to such Transfer for the express benefit of USWS (with a copy thereof to be furnished to USWS) to be bound by the transferor’s obligations hereunder with respect to the applicable Purchased Securities.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Purchaser” shall have the meaning specified in Section 5.01(a).

“Purchased Securities” means, with respect to each Purchaser, the number of shares of Series B Preferred Stock as set forth opposite such Purchaser’s name on Schedule A hereto.

“Purchaser Lock-Up Period” shall have the meaning specified in Section 4.07.

“Purchaser Related Parties” shall have the meaning specified in Section 6.01.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Redemption Shares” means the Class A Common Stock issuable upon redemption of the Series B Preferred Stock.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into on the date hereof, between USWS and the Purchasers in substantially the form attached hereto as Exhibit B.

“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Requesting Purchaser” shall have the meaning specified in Section 5.01(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Series A Certificate of Designations” shall have the meaning specified in Section 5.03.

“Series A Preferred Stock” means the Series A Redeemable Convertible Preferred Stock having the terms set forth in that certain Certificate of Designations of the Corporation dated May 24, 2019.

“Series B Preferred Stock” means the Series B Redeemable Convertible Preferred Stock having the terms set forth in the Certificate of Designations.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“TCW” means Regiment Capital Special Situations Fund V, L.P., a Delaware limited partnership.

“Transfer” shall have the meaning specified in Section 4.07.

“Term Loan Amendment” shall have the meaning specified in Section 2.09.

“Term Loan Credit Agreement” shall have the meaning specified in Section 2.09.

“Underlying Preferred Shares” shall have the meaning specified in Section 3.02(g).

“USWS” has the meaning set forth in the introductory paragraph of this Agreement.

“USWS Bylaws” shall have the meaning specified in Section 2.05(d).

“USWS Charter” shall have the meaning specified in Section 2.04(b)(iii).

“USWS Financial Statements” shall have the meaning specified in Section 3.03(a).

“USWS Holdings” shall have the meaning specified in Section 3.02(d).

“USWS Holdings LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of USWS Holdings, LLC, dated as of November 9, 2018, as amended.

“USWS Related Parties” shall have the meaning specified in Section 6.02.

“USWS SEC Documents” shall have the meaning specified in Section 3.03(a).

“Warrants” shall have the meaning specified in Section 3.02(b).

Section 1.02    Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all USWS Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q promulgated by the SEC) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01    Authorization of Sale of the Purchased Securities. USWS has authorized the issuance and sale to the Purchasers of the Purchased Securities on the terms and subject to the conditions set forth in this Agreement.

Section 2.02    Sale and Purchase. Subject to the terms and conditions hereof, USWS hereby agrees to issue and sell to each Purchaser, free and clear of any and all Liens (other than the transfer restrictions under applicable federal and state securities laws and other than those arising under the Certificates of Designations or the Delaware Corporations Act), and each Purchaser, severally and not jointly, hereby agrees to purchase from USWS, such number of Purchased Securities on such dates as set forth on Schedule A, and each Purchaser agrees to pay USWS its Allocated Purchase Price with respect to such Purchased Securities. For the avoidance of doubt, the Allocated Purchase Price shall be the consideration for all Purchased Securities to be acquired by the applicable Purchaser at the Closing (as defined below).

Section 2.03    Closing

(a)    Closing Location. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Securities hereunder (the “Closing”) shall take place remotely via overnight courier, electronic transmission of related documentation (such as by use of .pdf), on March 31, 2020 following the delivery, satisfaction or, to the extent permitted, waiver by the appropriate party of each of the items set forth in Sections 2.04, 2.05 and 2.06. Except as otherwise expressly provided herein, all proceedings to be taken and all documents to be executed and delivered by all the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b)    General. The date of the Closing shall be the “Closing Date”.

Section 2.04    Conditions to Closing

(a)    Mutual Conditions. The respective obligations of each party to consummate the purchase and issuance and sale of the applicable Purchased Securities to be purchased and issued at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)    no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and

(ii)    there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

(b)    Conditions of the Purchasers’ Obligations at Closing. The respective obligations of each Purchaser to consummate the purchase of the applicable Purchased Securities to be purchased at the Closing shall be subject to the satisfaction (or waiver by such Purchaser) on or prior to the Closing Date of each of the following conditions:

(i)    the representations and warranties of USWS contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date as if made on and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct in all material respects as of such date only);

(ii)    USWS and its Subsidiaries shall have performed and complied, in all material respects, with all of the covenants and agreements required to be performed and complied with by it hereunder on or prior to the Closing Date;

(iii)    USWS shall have adopted and filed with the Secretary of State of the State of Delaware the Certificate of Designations in the form attached hereto as Exhibit A (the “Certificate of Designations”), and the Certificate of Designations shall have become effective as an amendment to USWS’s Second Amended and Restated Certificate of Incorporation, as amended (the “USWS Charter”);

(iv)    USWS shall have delivered, or caused to be delivered, to the Purchasers, USWS’s closing deliveries described in Section 2.05;

(v)    USWS shall have filed with the NASDAQ a “Notification Form: Listing of Additional Shares” and supporting documentation, if required, related to the Underlying Preferred Shares (as defined below), the NASDAQ shall have not raised any objection with respect thereto and USWS shall have furnished to each of the Purchasers evidence of the filing thereof; and

(vi)    USWS, USWS Holdings and U.S. Well Services, LLC shall have executed the Term Loan Amendment on terms which are reasonably satisfactory to the Purchasers.

(c)    Conditions of USWS’s Obligations at Closing. The obligation of USWS to consummate the sale of the Purchased Securities to be sold at Closing shall be subject to the satisfaction (or waiver by USWS) on or prior to the Closing Date of each of the following conditions:

(i)    the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date as if made on and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct in all material respects as of such date only);

(ii)    each Purchaser shall have performed and complied, in all material respects, with all of the covenants and agreements required to be performed and complied with by such Purchaser on or prior to the Closing Date; and

(iii)    each Purchaser shall have delivered, or caused to be delivered, to USWS such Purchaser’s closing deliveries as described in Section 2.06 of this Agreement.

Section 2.05    USWS Deliveries. At the Closing, USWS shall deliver or cause to be delivered:

(a)    evidence of the Purchased Securities credited to book-entry accounts maintained by the transfer agent of USWS, to be followed, when commercially reasonable, by a certificate or certificates representing the Purchased Securities to be purchased and sold at the Closing and meeting the requirements of the Certificate of Designations, free and clear of any Liens, other than the transfer restrictions under applicable federal and state securities laws and other than those arising under the Certificate of Designations or the Delaware Corporations Act, registered in such names as each Purchaser shall have designated;

(b)    cross-receipts, dated as of the Closing Date, executed by USWS and delivered to each of the Purchasers certifying as to USWS’s receipt of payments of the Allocated Purchase Price;

(c)    an officer’s certificate, signed by (i) the Chief Executive Officer and (ii) the Chief Financial Officer of USWS, in their respective capacities as such, dated as of the Closing Date, stating that the conditions in Sections 2.04(a), 2.04(b)(i), 2.04(b)(ii), and 2.04(b)(iii) have been fully satisfied;

(d)    a certificate of the Secretary or Assistant Secretary of USWS, certifying as to and attaching (i) board resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Securities, (ii) the USWS Charter and all amendments thereto (including the Certificate of Designation), and USWS’s Amended and Restated Bylaws, as amended (the “USWS Bylaws”), (iii) the Certificate of Designations being in full force and effect and (iv) the incumbency of the officers authorized to execute the Basic Documents on behalf of USWS, setting forth the name and title and bearing the signature of each of such officers;

(e)    copies of the USWS Charter and all amendments thereto certified by the Secretary of State of the State of Delaware as of a recent date;

(f)    a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, that USWS is in good standing in its jurisdiction of incorporation;

(g)    the Registration Rights Agreement in substantially the form attached hereto as Exhibit B, which shall have been duly executed by USWS; and

(h)    evidence of the issuance of Equity Securities (as defined in the USWS Holdings LLC Agreement) by USWS Holdings (including a copy of the Second Amendment to the USWS Holdings LLC Agreement) as required by Section 3.5(b) of the USWS Holdings LLC Agreement.

Section 2.06    Purchasers’ Deliveries.

(a)    Each of the Purchasers shall (i) pay to USWS its Allocated Purchase Price as of the Closing Date, such payments to be made by wire transfers of immediately available funds on the Closing Date to an account designated by USWS at least two (2) Business Days (or such shorter period of time as shall be agreeable by all parties hereto) prior to the Closing Date and (ii) deliver or cause to be delivered the Registration Rights Agreement in substantially the form attached hereto as Exhibit B, which shall have been duly executed by each Purchaser party thereto.

(b)    Each Purchaser shall deliver or cause to be delivered an officer’s certificate (or, if such Person is a natural Person, an individual certificate) from each Purchaser, dated as of the Closing Date, stating that the conditions applicable to such Purchaser in Sections 2.04(c)(i) and 2.04(c)(ii) have been fully satisfied.

Section 2.07    Independent Nature of the Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Basic Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Basic Document. The failure or waiver of performance under any Basic

Document of any Purchaser by USWS does not excuse performance by any other Purchaser and the waiver of performance of USWS by any Purchaser does not excuse performance by USWS with respect to each other Purchaser. Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Basic Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 2.08    Further Assurances. From time to time after the date hereof, without further consideration, USWS and the Purchasers shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

Section 2.09    Use of Proceeds. The proceeds from the sale of the Purchased Securities (net of the expenses related thereto) shall be used by USWS (or USWS Holdings or U.S. Well Services, LLC, as applicable) (a) to pay the extension fee and other costs and expenses associated with or required as a condition to, the amendment to USWS’s Senior Secured Term Loan Credit Agreement, dated May 7, 2019, by and among USWS Holdings, the guarantors and lenders named therein, and CLMG Corp. (such agreement, the “Term Loan Credit Agreement” and such amendment, the “Term Loan Amendment”) and (b) for general corporate purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AND

COVENANTS RELATED TO USWS

USWS represents and warrants to and covenants with each Purchaser and Piper Sandler & Co., through its Simmons Energy division, in its capacity as the financial advisor to the special committee of the Board for the offering contemplated hereby, as follows:

Section 3.01    Corporate Existence. USWS (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect. Each of USWS’s Subsidiaries has been duly incorporated or formed, as the case may be, and is validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect. None of USWS nor any of its Subsidiaries are in default in the performance, observance or fulfillment of any provision of, in the case of USWS, the USWS Charter or the USWS Bylaws or, in the case of any Subsidiary of USWS, their respective certificate of incorporation, certification of formation, bylaws, limited liability company agreement or other similar organizational documents. Each of USWS and its Subsidiaries is duly qualified or licensed and in good standing as a foreign corporation, limited partnership or limited liability company, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely to have a Material Adverse Effect.

Section 3.02    Capitalization and Valid Issuance of Purchased Securities.

(a)    As of the date of this Agreement, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which USWS is authorized to issue is 440,000,000 shares, consisting of (i) 430,000,000 shares of common stock, including (A) 400,000,000 shares of Class A Common Stock, (B) 20,000,000 shares of Class B Common Stock, and (C) 10,000,000 shares of Class F Common Stock (the “Class F Common Stock”), and (ii) 10,000,000 shares of preferred stock.

(b)    As of the date of this Agreement, prior to the issuance and sale of the Purchased Securities at the Closing as contemplated hereby, the issued and outstanding corporate stock of USWS consists of 62,697,980 shares of Class A Common Stock issued and outstanding, 28,427,968 warrants to purchase shares of Class A Common Stock (the “Warrants”), including, (i) 25,494,635 warrants issued in connection with USWS’s initial public offering and (ii) 2,933,333 warrants issued in connection with the issuance of the Series A Preferred Stock (such warrants, the “Preferred Warrants”), 5,500,692 shares of Class B Common Stock issued and outstanding, no shares of Class F Common Stock issued and outstanding and 55,000 shares of Series A Preferred Stock issued and outstanding. As of the date of this Agreement, all outstanding shares of Class A Common Stock and Class B Common Stock, all outstanding Warrants and all outstanding shares of the Series A Preferred Stock have been duly authorized and validly issued in accordance with the USWS Charter and USWS Bylaws and are fully paid and nonassessable.

(c)    As of the date of this Agreement, other than the USWS 2018 Stock Incentive Plan, USWS has no equity compensation plans that contemplate the issuance of equity interests of USWS (or securities convertible into or exchangeable for equity interests of USWS). No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which USWS stockholders may vote are issued or outstanding. Except for the Warrants, the Series A Preferred Stock, and as contemplated by the USWS Charter and the USWS Holdings LLC Agreement, including the Class B Common Stock and LLC Units (as defined below), there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, rights of first refusal, or other rights, convertible or exchangeable securities or written agreements obligating USWS or any of its Subsidiaries to issue, transfer or sell any equity interest in, USWS or securities convertible into or exchangeable for such equity interests, (ii) obligations of USWS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interests of USWS or any such securities or agreements listed in clause (i) of this sentence or (iii) proxy agreements or voting trusts or similar agreements to which USWS or any of its Subsidiaries is a party with respect to the voting of the equity interests of USWS. Except as set forth in the USWS SEC Documents or as contemplated by this Agreement, USWS has not entered into any agreements regarding the registration of any equity securities of USWS under the Securities Act.

(d)    As of the date of this Agreement, except as disclosed in the USWS SEC Documents, neither USWS nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or any other investment in any other Person, other than with respect to USWS’s obligations under the USWS Holdings LLC Agreement. As of the date of this Agreement, USWS owns a sole managing member interest in USWS Holdings, LLC, a Delaware limited liability company (“USWS Holdings”), and 54,440,374 USWS Holdings Units (“LLC Units”); such sole managing member interest and LLC Units are duly authorized and validly issued in accordance with the USWS Holdings LLC Agreement and are fully paid (to the extent required under the USWS Holdings LLC Agreement) and non-assessable (except in the case except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)) and such sole managing member interest and LLC Units are owned by USWS free and clear of all Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under (i) the Term Loan Credit Agreement and (ii) the ABL Credit Agreement dated as of May 7, 2019 among USWS, USWS Holdings, U.S. Well Services, LLC, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto (the facilities described in clauses (i) and (ii) above, collectively, the “Credit Facilities”), or the organizational documents of such Subsidiaries, as applicable). As of the date of this Agreement, USWS Holdings owns all of the shares of capital stock or other securities of, or interest in, each of its Subsidiaries, which are listed on Exhibit 21 to USWS’s most recent Form 10-K filing with the SEC.

(e)    As of the date of this Agreement, (i) all of the issued and outstanding equity interests of each of the Subsidiaries of USWS Holdings are owned, directly or indirectly, by USWS Holdings free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under the Credit Facilities or the organizational documents of such Subsidiaries, as applicable), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required in the organizational documents of such Subsidiaries, as applicable) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act) and (ii) except as disclosed in the USWS SEC Documents, neither USWS nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or any other investment in any other Person.

(f)    The Purchased Securities being purchased by each of the Purchasers hereunder will be duly authorized by USWS pursuant to the USWS Charter and the Certificate of Designations prior to the Closing and, when issued and delivered by USWS to such Purchaser against payment therefor in accordance with the terms of this Agreement and the terms of the Purchased Securities, will be validly issued, fully paid and non-assessable and will be free of preemptive rights or any Liens and restrictions on transfer, other than (i) restrictions on transfer under the Certificate of Designations or this Agreement and under applicable state and federal securities laws and (ii) such Liens as are created by such Purchaser or its Affiliates.

(g)    71,590,909 shares of Class A Common Stock, which are issuable upon conversion or redemption of the Series B Preferred Stock (the “Underlying Preferred Shares”) have been duly authorized and reserved pursuant to the USWS Charter and the Certificate of Designations and, upon issuance and delivery by USWS to such Purchaser in accordance with this Agreement and the terms of the Purchased Securities, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any preemptive rights or any Liens and restrictions on transfer, other than (i) restrictions on transfer under the Certificate of Designations or this Agreement and under applicable state and federal securities laws and (ii) such Liens as are created by such Purchaser or its Affiliates.

Section 3.03    USWS SEC Documents.

(a)    Since December 31, 2019, USWS has filed with the SEC all forms, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents collectively the “USWS SEC Documents”). The USWS SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “USWS Financial Statements”), at the time filed (except to the extent corrected by a subsequently filed USWS SEC Document filed prior to the date hereof) (i) did not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable and (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(b)    The historical financial statements (including the related notes and supporting schedules) of USWS and its Subsidiaries included or incorporated by reference in the USWS SEC Documents comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except to the extent described therein.

(c)    KPMG LLP is an independent, registered public accounting firm with respect to USWS and has not resigned or been dismissed as independent public accountants of USWS as a result of or in connection with any disagreement with USWS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Except as disclosed in the USWS SEC Documents, since the date of the most recent balance sheet of USWS reviewed or audited by KPMG LLP, USWS has not been advised of (i) any significant deficiencies or material weakness in the design or operation of internal controls that are reasonably likely to adversely affect USWS’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in USWS’s internal controls over financial reporting.

Section 3.04    Operations in the Ordinary Course. Except as set forth in or contemplated by the USWS SEC Documents, since the date of USWS’s most recent Form 10-K filing with the SEC, USWS and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no (a) acquisition or disposition of any material asset by USWS or any of its Subsidiaries or any contract or arrangement therefor, other than acquisitions or dispositions for fair value in the ordinary course of business, acquisitions or dispositions as disclosed in the USWS SEC Documents or (b) material change in USWS’s accounting principles, practices or methods.

Section 3.05    Litigation. Except as set forth in the USWS SEC Documents, there is no action, suit, or proceeding pending or, to USWS’s knowledge, threatened against or affecting any of USWS or its Subsidiaries or any of their respective officers, directors, properties or assets, which (a) questions the validity of this Agreement or the Basic Documents or the right of USWS to enter into this Agreement or the Basic Documents or the right to consummate the transactions contemplated by the Basic Documents or thereby or (b) individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect.

Section 3.06    No Conflicts; Compliance with Laws. The execution, delivery and performance by USWS of the Basic Documents and compliance by USWS with the terms and provisions hereof and thereof, and the issuance and sale by USWS of the Purchased Securities, does not and will not (a) assuming the accuracy of the representations and warranties of the Purchasers contained herein and their compliance with the covenants contained herein, violate any provision of any Law or permit having applicability to USWS or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation or breach of any provision of the USWS Charter, the USWS Bylaws or other organizational documents of USWS or any organizational documents of any of USWS’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, obligation, note, bond, mortgage, license, loan or credit agreement to which USWS or any of its Subsidiaries is a party or by which USWS or any of its Subsidiaries or any of their respective

Properties may be bound or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by USWS or any of its Subsidiaries, except in the case of clauses (a), (c) and (d) where any such conflict, violation, default, breach, termination, cancellation, failure to receive consent, approval or notice, or acceleration with respect to the foregoing provisions of this Section 3.06 would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.

Section 3.07    Authority, Enforceability. USWS has all necessary corporate power and authority to execute, deliver and perform its obligations under the Basic Documents, and the execution, delivery and performance by USWS of the Basic Documents has been duly authorized by all necessary action on the part of USWS. All corporate action required to be taken by the USWS for the authorization, issuance, sale and delivery of the Purchased Securities, the execution, delivery and performance of the Basic Documents by the USWS, and the consummation of the transactions contemplated by the Basic Documents shall have been validly taken. This Agreement has been duly and validly authorized, executed and delivered by USWS and constitutes and, when executed and delivered by USWS the other Basic Documents will be duly and validly authorized, executed and delivered by USWS and will constitute the legal, valid and binding obligations of USWS, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity and except as the rights to indemnification may be limited by applicable law. No approval from the holders of USWS’s Class A Common Stock, Class B Common Stock, Series A Preferred Stock or Warrants is required in connection with USWS’s issuance and sale of the Purchased Securities to the Purchasers.

Section 3.08    Approvals. Except for the approvals required by the SEC in connection with any registration statement filed under the Registration Rights Agreement and for approvals that have already been obtained, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by USWS of any of the Basic Documents, except for (a) the filing of the Certificate of Designations in the office of the Secretary of State of Delaware or the filing with the SEC of a Current Report on Form 8-K and (b) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 3.09    Investment Company Status. USWS is not and, immediately after the sale of the Purchased Securities and the application of the net proceeds from such sale will not be, required to register as an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10    Certain Fees. Except for the fees payable to Piper Sandler & Co., through its Simmons Energy division, in its capacity as the financial advisor to the special committee of the Board, no fees or commissions are or will be payable by USWS to brokers, finders or investment bankers with respect to the sale of any of the Purchased Securities or the consummation of the transactions contemplated by this Agreement. USWS agrees that it will indemnify and hold harmless each Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by USWS or alleged to have been incurred by USWS in connection with the sale of the Purchased Securities or the consummation of the transactions contemplated by this Agreement.

Section 3.11    Books and Records; Sarbanes-Oxley Compliance. USWS makes and keeps accurate books and records. There is and has been no failure on the part of USWS or any of USWS’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 3.12    Listing and Maintenance Requirements. As of the Closing, the Class A Common Stock is listed on the NASDAQ, and USWS has not received any notice of delisting that is in effect as of the date of this Agreement.

Section 3.13    Insurance. USWS and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. USWS does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.14    Pre-Closing Covenants of USWS. From and after the date of this Agreement and until the Closing hereunder, USWS will use commercially reasonable efforts to conduct its business in the ordinary course of business, preserve intact its existence and business organization and goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with USWS, to the extent such relationships are beneficial to the USWS and its business.

Section 3.15    Disclosure of Transactions. On or before 5:30 p.m., New York City time, on or before the fourth Business Day following the date of this Agreement, USWS shall issue a press release or file a Current Report on Form 8-K describing the terms and conditions of the transactions contemplated by this Agreement and the Basic Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND

COVENANTS OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants and covenants to USWS as follows:

Section 4.01    Existence. Such Purchaser, if a non-natural Person, is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02    Authorization, Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement and the Basic Documents to which such Purchaser is or will be a party. The execution, delivery and performance by such Purchaser of this Agreement and the Basic Documents to which such Purchaser is or will be a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. This Agreement and the Basic Documents to which such Purchaser is or will be a party have been duly executed and delivered by such Purchaser and constitute or, when executed by such Purchaser, will constitute legal, valid and binding obligations of such Purchaser; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited by applicable law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03    No Breach. The execution, delivery and performance of this Agreement and the Basic Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby or thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) if such Person is a non-natural Person, conflict with or result in any violation of the provisions of the organizational documents of such Purchaser or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not have a material adverse effect on the ability to consummate the transactions contemplated by this Agreement and the Basic Documents.

Section 4.04    Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Securities or the consummation of the transactions contemplated by this Agreement. Such Purchaser agrees, severally and not jointly with any other Purchaser, that it will indemnify and hold harmless USWS from and against any and all claims, demands or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Securities or the consummation of the transactions contemplated by this Agreement.

Section 4.05    Unregistered Securities.

(a)    Accredited Investor Status; Sophisticated Purchasers. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in Purchased Securities, the Conversion Shares and the Redemption Shares. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Securities, the Conversion Shares and the Redemption Shares.

(b)    Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of USWS that have been requested and materials relating to the offer and sale of the Purchased Securities that have been requested by such Purchaser and its Representatives. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of USWS. Neither such inquiries nor any other due diligence investigations conducted at any time by any Purchaser and Representatives shall modify, amend or affect such Purchaser’s right (i) to rely on USWS’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement, or any Basic Document. Such Purchaser understands that the purchase of the Purchased Securities involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Securities.

(c)    Cooperation. Such Purchaser shall cooperate reasonably with USWS to provide any information necessary for any applicable securities filings required to be made by USWS.

(d)    Legends. Such Purchaser understands that the Purchased Securities will bear a restrictive legend substantially in the form as set forth in the Certificate of Designations.

(e)    Purchase Representation. Such Purchaser is purchasing the Purchased Securities for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that none of the Purchased Securities, the Conversion Shares or the Redemption Shares have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that USWS, in issuing the Purchased Securities, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(f)    Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Securities, that none is expected to develop and that the Purchased Securities must be held indefinitely unless and until the Purchased Securities, the Conversion Shares or the Redemption Shares, as applicable, are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(g)    Reliance by USWS. Such Purchaser understands that the Purchased Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that USWS is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Securities, the Conversion Shares and the Redemption Shares.

Section 4.06    Short Selling. Such Purchaser has not engaged in any Short Sales involving Class A Common Stock owned by it between the time it first began discussions with USWS about the transaction contemplated by this Agreement and the date of execution of this Agreement.

Section 4.07    Lock-Up Agreement. Without the prior written consent of USWS, except in the case of a Permitted Transfer or as otherwise specifically provided in this Agreement, each Purchaser will not, during the period commencing on the date hereof and ending sixty (60) days after the date of the Closing (such period, the “Purchaser Lock-Up Period”) (a) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Class A Common Stock or any of its Purchased Securities or (b) enter into any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of its Purchased Securities, whether any such transaction described in clause (a) or (b) above (any such transaction described in clauses (a) and (b), a “Transfer”) is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise.

ARTICLE V

OTHER COVENANTS

Section 5.01    Preemptive Rights.

(a)    Except with respect to any Exempt Issuance, prior to USWS issuing any New Securities following the Closing to a proposed purchaser (the “Proposed Purchaser”), each Purchaser and Lender (together with its Affiliates) that continues to hold outstanding shares of Series B Preferred Stock at such time (each, an “Eligible Purchaser”) shall have the right to purchase the number of New Securities as provided in this Section 5.01.

(b)    USWS shall give each Eligible Purchaser at least ten (10) Business Days’ prior notice (the “First Notice”) of any proposed issuance of New Securities, which notice shall set forth in reasonable detail the proposed terms and conditions thereof and shall offer to each Eligible Purchaser (or their designated Affiliates) the opportunity to purchase its Pro Rata Share (which Pro Rata Share shall be calculated as of the date of such notice) of the New Securities at the same price, on the same terms and conditions and at the same time as the New Securities are proposed to be issued by USWS. If any Eligible Purchaser wishes to exercise such Eligible Purchaser’s preemptive rights, such Eligible Purchaser must do so by delivering an irrevocable written notice to USWS within five (5) Business Days after delivery of the First Notice by USWS (the “Election Period”), which notice shall state the dollar amount of New Securities such Eligible Purchaser or its Affiliates (each a “Requesting Purchaser”) would like to purchase up to a maximum amount equal to such Eligible Purchaser’s Pro Rata Share of the total offering amount plus the additional dollar amount of New Securities such Requesting Purchaser would like to purchase in excess of its Pro Rata Share (the “Over-Allotment Amount”), if any, if other Eligible Purchasers do not elect to purchase their full Pro Rata Share of the New Securities. The rights of each Requesting Purchaser to purchase a dollar amount of New Securities in excess of each such Requesting Purchaser’s Pro Rata Share of the New Securities shall be based on the relative Pro Rata Shares of the New Securities of those Requesting Purchasers desiring Over-Allotment Amounts. For the purposes of this Section 5.01, references to “Pro Rata Share” shall refer to the percentage ownership that is obtained by dividing the number of shares of Class A Common Stock beneficially owned by the applicable Purchaser and its Affiliates on a fully-diluted basis by the total number of Class A Common Stock beneficially owned by all Purchasers and their Affiliates on a fully-diluted basis.

(c)    If not all of the New Securities are subscribed for by the Eligible Purchasers, taking into account any Over-Allotment Amounts, USWS shall have the right, but shall not be required, to issue and sell the unsubscribed portion of the New Securities to the Proposed Purchaser at any time during the ninety (90) day period following the termination of the Election Period pursuant to the terms and conditions set forth in the First Notice. USWS may, in its reasonable discretion, impose such other reasonable and customary terms and procedures such as setting a closing date, rounding the number of New Securities covered by this Section 5.01 to the nearest whole share and requiring customary closing deliveries in connection with any issuance subject to this Section 5.01.

Section 5.02    Issuances of New Equity Securities. For a period of six (6) months following the Closing Date, USWS shall not, and shall cause its Subsidiaries not to, without the prior written consent of Crestview and TCW, issue (a) any securities convertible into or exchangeable or exercisable for Class A Common Stock or (b) Class A Common Stock, in each case, at a purchase price, conversion price or exercise price, as the case may be, lower than $0.308. Notwithstanding anything to the contrary in this Agreement, this Section 5.02 shall not apply to (i) issuances of equity securities to a director, officer or employee of USWS or any of its Subsidiaries, including, for the avoidance of doubt, any issuances pursuant to the USWS 2018 Stock Incentive Plan, (ii) any exchange of Class B Common Stock, and a corresponding number of LLC Units, for shares of Class A Common Stock pursuant to the USWS Holdings LLC Agreement and (iii) issuances in connection with any consolidation, merger, division or other business combination of USWS.

Section 5.03    Amendments to Series A Preferred Stock and Preferred Warrants.

(a)    For a period of twenty-four (24) months following the Closing Date, USWS shall not, without prior written consent of TCW (a) amend, modify or waive any provision of that certain Certificate of Designations of the Series A Preferred Stock, dated May 24, 2019 (the “Series A Certificate of Designations”), in a manner that would reduce (or have the effect of reducing) the Conversion Price (as defined therein), or (b) amend, modify or waive any provision of that certain Preferred Warrant Agreement dated May 24, 2019 by and between USWS and Continental Stock Transfer & Trust Company in a manner that would reduce (or have the effect of reducing) the Warrant Price (as defined therein) of the Preferred Warrants issued thereunder.

(b)    Without prior written consent of TCW, for as long as it is the “beneficial owner” under Rule 13d-3 under the Exchange Act of any shares of Series B Preferred Stock, and Matlin, for as long as he is the “beneficial owner” under Rule 13d-3 under the Exchange Act of any shares of Series B Preferred Stock, USWS, shall not initiate or take of any stockholder vote or similar action that would seek to modify the Authorized Share Amount as of the date hereof, except in connection with a Change of Control (other than a Change of Control arising solely due to the Class A Common Stock ceasing to be listed or quoted on National Securities Exchange). Capitalized terms used in this Section 5.03(b) but not defined in this Agreement shall have the meaning given to such term in the Series A Certificate of Designations.

Section 5.04    Director Designation Rights. Subject to the other provisions of this Section 5.04, for so long as TCW is the “beneficial owner” under Rule 13d-3 under the Exchange Act of any shares of Class A Common Stock, then the Board or a committee thereof will nominate, and USWS will use its commercially reasonable efforts to cause the stockholders to elect Ryan Carroll to the Board as a Class III Director at the 2021 annual or special meeting of the stockholders of USWS at which Class III Directors are to be elected to the Board; provided, however, that USWS shall not be bound by the foregoing provision on or after the date that Ryan Carroll ceases to be employed by TCW or its Affiliates. Nothing in this Section 5.04 shall be deemed to prohibit the Board or USWS from taking any action that at least a majority of the members of the Board determines in good faith may be necessary to (i) comply with any rule or regulation of the SEC or NASDAQ or (ii) comply with applicable law.

Section 5.05    TCW Series B Preferred Voting.

(a)    For all shares of Series B Preferred Stock beneficially owned by TCW, or over which TCW has voting control, TCW hereby irrevocably and unconditionally agrees with Crestview to provide its written consent or affirmative vote (or cause such written consent or affirmative vote to be provided) pursuant to Section 4 (Voting) of the Series A Certificate of Designations consistent with how Crestview or its Affiliates provides its written consent or affirmative vote on such matters.

(b)    TCW agrees that it will not transfer any of its shares of Series B Preferred Stock, whether to an Affiliate, a third party or otherwise, unless and until such transferee has agreed in writing to be bound by the provisions of this Section 5.05, by execution of a Joinder Agreement in a form reasonably agreed to between Crestview and TCW.

ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01    Indemnification by USWS. USWS agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third party claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by USWS contained herein to be true and correct in all material respects as of the date hereof (except with respect to any provisions including the word “material,” “Material Adverse Effect” or words of similar import, with respect to which such representations and warranties must have been true and correct) or

(ii) the material breach of any covenants of USWS contained herein, provided that, in the case of the immediately preceding clause (i), such claim for indemnification is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to USWS shall constitute the date upon which such claim has been made.

Section 6.02    Indemnification by the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify USWS and its respective Representatives (collectively, “USWS Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third party claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date hereof or (ii) the material breach of any of the covenants of such Purchaser contained herein, provided that, in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a USWS Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; provided, further, that the liability of such Purchaser shall not be greater in amount than such Purchaser’s Allocated Purchase Price.

Section 6.03    Indemnification Procedure. A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Sections 6.01 and 6.02. Promptly after any USWS Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle such claim, it shall promptly after such determination, and in no event later than five (5) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and/or the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control relevant to the claim. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a claim, failed (x) to assume the defense or settlement of such claim and employ counsel or (y) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrong doing by, the Indemnified Party.

Section 6.04    Tax Treatment of Indemnification Payments. Any indemnification payments made under this Article VI shall be treated for all tax purposes as an adjustment to the relevant Purchaser’s Allocated Purchase Price except as otherwise required by applicable Law.

ARTICLE VII

TERMINATION

Section 7.01    Termination. This Agreement may be terminated at any time:

(a)    by mutual written consent of USWS and the Purchasers entitled to purchase a majority of the Purchased Securities as set forth on Schedule A;

(b)    by either USWS or the Purchasers if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)    by either USWS or any Purchaser if the Closing has not been consummated by April 15, 2020 (the “Outside Date”);

(d)    by USWS if (i) there shall have been a breach of any representation or warranty on the part of the Purchasers set forth in this Agreement or in any other Basic Document, or if any such representation or warranty of the Purchasers shall have become untrue, in either case such that the conditions set forth in Section 2.04(c) would be incapable of being satisfied by the Outside Date or (ii) there shall have been a breach in any material respect by the Purchasers of any of their respective covenants or agreements hereunder, and with respect to such clause (i) or (ii) the Purchasers have not cured such breach or inaccuracy within twenty (20) Business Days after receipt of written notice thereof from USWS; provided that USWS is not then in breach of any of its obligations hereunder; and

(e)    by any Purchaser if (i) there shall have been a breach of any representation or warranty on the part of USWS set forth in this Agreement or in any other Basic Document, or if any such representation or warranty of USWS shall have become untrue, in either case such that the conditions set forth in Section 2.04(b) would be incapable of being satisfied by the Outside Date or (ii) there shall have been a breach in any material respect by USWS of its covenants or agreements hereunder, and USWS has not cured such breach or inaccuracy within twenty (20) Business Days after receipt of written notice thereof from the Purchasers; provided that such Purchasers are not then in breach of any of their obligations hereunder.

Section 7.02    Certain Effects of Termination. If this Agreement is terminated by either USWS or the Purchasers as provided in Section 7.01, except as set forth in Section 8.03, this Agreement shall become null and void and have no further force or effect, but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Expenses. USWS hereby covenants and agrees to reimburse Crestview Advisors, L.L.C. for its reasonable and documented fees and expenses up to an aggregate amount of $300,000. All other costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing has occurred.

Section 8.02    Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever USWS has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of USWS unless otherwise specified. Any reference in this Agreement to $ shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by any Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect and (ii) the parties hereto shall negotiate in good faith to modify the Basic Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Basic Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 8.03    Survival of Provisions. The representations and warranties set forth in Sections 3.02(e), 3.02(f), 3.02(g), 3.07, 3.08, 3.10, 4.02, 4.04 and 4.05 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of six (6) months following the Closing Date regardless of any investigation made by or on behalf of USWS or the Purchasers. The covenants made in this Agreement or any other Basic Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Securities and payment therefor and repayment, conversion or repurchase thereof. Regardless of any purported general termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of USWS and the Purchasers thereunder, Section 7.02 and this Article VIII shall remain operative and in full force and effect as between USWS and the Purchasers, unless USWS and the Purchasers execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between USWS and the Purchasers.

Section 8.04    No Waiver; Modifications in Writing.

(a)    Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)    Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by USWS from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on USWS in any case shall entitle USWS to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 8.05    Binding Effect; Assignment.

(a)    Binding Effect. This Agreement shall be binding upon USWS, each Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)    Assignment of Purchased Securities. All or any portion of Purchased Securities purchased pursuant to this Agreement may be sold, assigned or pledged by the Purchasers, subject to compliance with applicable securities laws, Sections 4.05(f) and 4.06 hereof and the Registration Rights Agreement, and, except as provided in the Basic Documents, any such assignment shall not affect the rights of the Purchasers hereunder.

(c)    Assignment of Rights. Each Purchaser’s rights and obligations hereunder (including the right to seek indemnification) may be transferred or assigned in whole or in part by such Purchaser to any Affiliate of such Purchaser without the consent of USWS or the other parties hereto. Upon any such permitted transfer or assignment, references in this Agreement to the Purchasers (as they apply to the transferor or assignor, as the case may be) shall thereafter be deemed to include a reference to such transferee or assignee of such Purchaser unless the context otherwise requires. Without the written consent of USWS, which consent shall not be unreasonably withheld, no portion of the rights and obligations of any Purchaser under this Agreement may be assigned or transferred by such Purchaser or such a transferee of Purchased Securities to a Person that is not an Affiliate of such Purchaser. No portion of the rights and obligations of USWS under this Agreement may be transferred or assigned without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld.

Section 8.06    Non-Disclosure. USWS, its Subsidiaries and any of their respective Representatives shall disclose the identity of, or any other information concerning, any Purchaser or any of their Affiliates only after providing such Purchaser a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.06 shall delay any required filing or other disclosure with the SEC, NASDAQ or any Governmental Authority or otherwise hinder USWS, their Subsidiaries or their Representatives’ ability to timely comply with all laws or rules and regulations of the SEC, NASDAQ or other Governmental Authority.

Section 8.07    Communications. All notices and demands provided for hereunder shall be (i) in writing and shall be given by registered or certified mail, return receipt requested, air courier guaranteeing overnight delivery or personal delivery and (ii) via e-mail, to the following addresses:

(a)    If to the Purchasers:

At such address indicated on Schedule A attached hereto.

(b)    If to the Lenders:

At such address indicated on the signature pages attached hereto.

(c)    If to USWS:

U.S. Well Services, Inc.

1360 Post Oak Boulevard, Suite 1800

Houston, Texas 77056

Attention: Kyle O’Neill

E-mail: koneill@uswellservices.com

with a copy (which shall not constitute notice) to:

Porter Hedges LLP

1000 Main St., 36th Floor

Houston, Texas 77002

Attention: Corey C. Brown

E-mail: cbrown@porterhedges.com

or to such other address as USWS or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt if sent by overnight courier copy; when receipt is acknowledged, if sent via e-mail; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.08    Removal of Legend. Each Purchaser may request USWS to remove the legend described in Section 4.05(d) from the certificates evidencing the Purchased Securities by submitting to USWS such certificates, together with an opinion of counsel to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be. USWS shall cooperate with reasonable requests of such Purchaser to effect the removal of such legend.

Section 8.09    Entire Agreement. This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by USWS or any of its Affiliates or the Purchasers or any of their Affiliates set forth herein or therein. This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 8.10    Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.12    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. A signed copy of this Agreement delivered by portable document format (PDF) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement; provided, however, that each party hereto shall deliver an original signed copy of this Agreement executed by such party to any other party hereto promptly upon the request of any such other party.

Section 8.13    Recapitalizations, Exchanges, Etc. Affecting the Purchased Securities. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of USWS or any successor or assign of USWS (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Purchased Securities.

Section 8.14    Certain Tax Matters.

(a)    USWS shall pay any and all documentary, stamp or similar issue or transfer tax due on (i) the issue of the Purchased Securities and (ii) the issue of shares of Class A Common Stock upon conversion or redemption of the Purchased Securities.

(b)    The Purchasers and USWS agree not to treat the Series B Preferred Stock (based on the terms as set forth in the Certificate of Designations) as “preferred stock” within the meaning of Section 305 of the Code and U.S. Treasury Regulation § 1.305-5 for U.S. federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment, including on any applicable U.S. federal income or state tax return or in connection with any audit or other proceeding, except as required by a final “determination” within the meaning of Section 1313(a) of the Code. USWS agrees that, provided that each Purchaser delivers to USWS a properly executed IRS Form W-9, or similar form sufficient to cause under current Law USWS (including any paying agent of USWS) to avoid a requirement to withhold on any payments or deemed payments to any such Purchaser, USWS (including any paying agent of USWS) will not withhold on any payments or deemed payments to any such Purchaser.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

U.S. WELL SERVICES, INC.

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

[Signatures continued on following page.]

[Signature Page to Purchase Agreement]

CRESTVIEW III USWS, L.P.

By:	Crestview III USWS GenPar, LLC,
its general partner

By	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

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[Signature Page to Purchase Agreement]

CRESTVIEW III USWS TE, LLC

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

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[Signature Page to Purchase Agreement]

REGIMENT CAPITAL SPECIAL SITUATIONS FUND V., L.P.

By:	/s/ Richard Miller
Name:	Richard Miller
Title:	Authorized Signatory

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[Signature Page to Purchase Agreement]

DAVID J MATLIN

By:	/s/ David J Matlin
Name:	David J Matlin

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[Signature Page to Purchase Agreement]

PETER SCHOELS

By:	/s/ Peter Schoels
Name:	Peter Schoels

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[Signature Page to Purchase Agreement]

GREENBLATT PARTNERS LP

By:	/s/ Jeffrey Greenblatt

By:
Name:
Title:

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[Signature Page to Purchase Agreement]

JASON CAPONE

By:	/s/ Jason Capone
Name:	Jason Capone

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[Signature Page to Purchase Agreement]

JAMES MCCARTNEY

By:	/s/ James McCartney
Name:	James McCartney

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[Signature Page to Purchase Agreement]

KEN CAMPBELL

By:	/s/ Ken Campbell
Name:	Ken Campbell

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[Signature Page to Purchase Agreement]

TIM O’CONNOR

By:	/s/ Tim O’Connor
Name:	Tim O’Connor

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[Signature Page to Purchase Agreement]

GREG ETHRIDGE

By:	/s/ Greg Ethridge
Name:	Greg Ethridge

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[Signature Page to Purchase Agreement]

Solely for the purposes of Section 5.01

LNV CORPORATION

By:	/s/ Jacob Cherner
Name:	Jacob Cherner
Title:	Executive Vice President

LPP MORTGAGE, INC.

By:	/s/ Jacob Cherner
Name:	Jacob Cherner
Title:	Executive Vice President

Address for Notice:

c/o CLMG Corp.
7195 Dallas Parkway
Plano, Texas 75024
Attention: James Erwin, President
E-mail: jerwin@clmgcorp.com

with a copy (which shall not constitute notice) to:

Melissa Cobb
SVP/Corporate Counsel
6000 Legacy Dr.
Plano, TX 75024
E-mail: MCobb@BealService.com

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[Signature Page to Purchase Agreement]

Schedule A

Purchaser	Series B Preferred Stock	Allocated Purchase Price
Crestview III USWS, L.P. c/o Crestview Advisors, L.L.C. 590 Madison Avenue, 42nd Floor New York, New York 10022 Attention: Adam J. Klein, Ross A. Oliver E-mail: aklein@crestview.com; roliver@crestview.com	10,959	$10,959,306.91

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Attention: E. Ramey Layne, James M. Garrett Email: rlayne@velaw.com; jgarrett@velaw.com

Crestview III USWS TE, LLC c/o Crestview Advisors, L.L.C. 590 Madison Avenue, 42nd Floor New York, New York 10022 Attention: Adam J. Klein, Ross A. Oliver E-mail: aklein@crestview.com; roliver@crestview.com	541	$540,693.09

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Attention: E. Ramey Layne, James M. Garrett Email: rlayne@velaw.com; jgarrett@velaw.com

Regiment Capital Special Situations Fund V, L.P. c/o TCW Direct Lending Group 1251 Avenue of the Americas, Suite 4700 New York, NY 10020 Attention: Richard Miller E-mail: richard.miller@tcw.com	6,500	$6,500,000.00

Exhibit B-1

Purchaser	Series B Preferred Stock	Allocated Purchase Price
David J Matlin	1,878	$1,878,000
600 Fifth Avenue; 22nd Floor
New York, New York 10022

Peter Schoels	229	$229,000
1025 Morse Blvd
West Palm Beach FL 33404

Greenblatt Partners LP	500	$500,000
14 East 60th Street Suite 600
New York, NY 10022

Jason Capone	113	$113,000
260 park avenue South; #9j
New York, New York 10010

James McCartney	4	$4,000
95 Sebonac Road
South Hampton, NY 11968

Ken Campbell	113	$113,000
16620 Parkland Dr.
Shaker Heights OH 44120

Tim O’Connor	113	$133,000
1835 Port Carlow Place
Newport Beach CA 92660

Greg Ethridge	50	$50,000
585 Weed Street
New Canaan CT 06840

Total	21,000	$21,000,000.00

Exhibit B-2